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                                                                 EXHIBIT 10.92

                                   AGREEMENT
                                   ---------


     This Agreement is made as of November 5,1999, by and between BPN Corporation ("BPN") and Pan American Bank, FSB ("PAB").

                                    RECITALS
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     A.   BPN is a party to that certain Consulting Agreement and related
License Agreement, dated March 3,1997, between BPN and Dulcian, Inc., a copy of which is attached hereto as Schedule A (the "Dulcian Agreements").

     B. Dulcian has developed for BPN certain software applications under the Dulcian Agreements for use by BPN in connection with the management of the insurance premium finance business of BPN and PAB.

     C. The parties hereto wish to specify the terms on which PAB shall acquire an interest in all rights and interests of BPN arising under the Dulcian Agreements, and will reimburse BPN for a portion of the costs incurred by BPN in connection with the development of the application software under the Dulcian Agreement.

     NOW, THEREFORE, the parties agree as follows:

          1. BPN hereby assigns to PAB a 50% interest in and to all application software and other property developed under the Dulcian Agreements in which BPN has acquired an interest pursuant to the terms of the Dulcian Agreements, including, without limitation, all proceeds of future licensing or other exploitation of such interests (the "Property").

          2. In consideration of the assignment of a 50% interest in the Property from BPN hereunder, PAB agrees to pay to BPN 50% of the total funds expended by BPN in performing its obligations to Dulcian under the Dulcian Agreements, and related hardware, subject to a cap of $175,000.00 on the amount of PAB's contribution. Upon execution of this Agreement, PAB shall advance to BPN the sum of $175,000.00 representing the maximum reimbursement of expenses to BPN hereunder. Not later than November 30, 1998, BPN shall provide PAB with a final accounting of all expenses incurred or committed under the Dulcian Agreements by BPN, with appropriate invoices and such other documentation as PAB may reasonably require. In the event the total expenses incurred by BPN, as evidenced by such accounting, are less than $350,000.00, BPN shall reimburse PAB to the extent of 50% of the difference between $350,000.00 and the expenses actually incurred.

          3. BPN and PAB shall have equal rights to use and consent to the use of the Property. All licenses, sublicenses or other use of the Property, other than in connection

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with the management of the insurance premium financing business conducted by PAB and BPN, shall be subject to the prior approval of BPN and PAB. PAB and BPN shall each be entitled to one half of the net revenues derived from any exploitation of the Property other than in connection with the insurance premium financing business of PAB and BPN, which will continue to be governed by the terms of the Insurance Premium Financing Management Agreement dated May 17, 1995 between BPN and PAB.

     Executed as of November 5, 1998.


BPN Corporation


By:  /s/ Peter A. Walski
    _________________________
     Peter A. Walski
     Title:   President
           __________________


By:  /s/ Cornelius J. O'Shea
    _________________________
     Cornelius J. O'Shea
     Title:  V.P.
           __________________

Pan American Bank, FSB


By:  /s/ Lawrence J. Grill
   __________________________
    Lawrence Grill, President

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